Exhibit 10.17

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CO-DEVELOPMENT AND MANUFACTURING AGREEMENT

by and between

PROMETHEUS BIOSCIENCES, INC.

and

DR. FALK PHARMA GMBH

CO-DEVELOPMENT AND MANUFACTURING AGREEMENT

This CO-DEVELOPMENT AND MANUFACTURING AGREEMENT (this “Agreement”) is entered into as of July 30, 2020 (the “Effective Date”) by and between

PROMETHEUS BIOSCIENCES, INC., a Delaware Corporation (file number 6193517) and having a principle place of business at 9410 Carroll Park Dr., San Diego, CA 92121, U.S. (“Prometheus”), and

DR. FALK PHARMA GMBH a German Corporation registered with the Commercial Register of the Amtsgericht Freiburg under HRB 3266 and having offices at Leinenweberstraße 5, 79108 Freiburg im Breisgau, Germany (“Falk”).

Prometheus and Falk are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Prometheus has rights to certain technology and intellectual property rights with respect to (i) Antibodies that shall be used as an active pharmaceutical ingredient (API) of a medicinal product and that are manufactured using genetic engineering, and with respect to (ii) their companion diagnostics. In particular, but not limited to, Prometheus has technology and intellectual property rights with respect to PR600, [***]. The [***]([***]) is a ligand of [***] encoded by the gene tumor necrosis factor receptor superfamily 8 (or TNFSF8). [***] is a member of the tumor necrosis factor superfamily and is important in [***]

WHEREAS, Prometheus filed the patent application [***] dated [***], an extract of which is enclosed as Exhibit A, for a patent relating to [***]

WHEREAS, Prometheus entered into the License Agreement (“ATX Agreement”) dated March 18, 2020 with Alloy Therapeutics, LLC (hereinafter referred to as “ATX”) by which ATX granted to Prometheus (i) a worldwide, non-exclusive license under all of ATX’s patent and other intellectual property rights to use the ATX Technology (as defined) solely for antibody discovery, including without limitation, immunizing ATX Mice (as defined), isolating ATX Antibodies (as defined) or cells that produce ATX Antibodies from the ATX Mice, cloning of the ATX Antibodies, modification of the ATX Antibodies to produce Platform Assisted Antibodies (as defined), and in vitro and in vivo characterization of the ATX Antibodies and Platform Assisted Antibodies for internal, non-clinical research purposes; and (ii) with respect to ATX Antibodies and ATX Platform Assisted Antibodies that are selected by Prometheus for inclusion into an ATX Partnered Antibody Program (as defined), ATX granted to Prometheus a worldwide, assignable (solely pursuant to Section 12.6 of the ATX Agreement) license under all of ATX’s patent and other intellectual property rights covering the ATX Technology to make, or have made, use, offer for sale, sell, import, develop, manufacture and commercialize ATX Partnered Antibodies (as defined) as Products. Prometheus shall have the right to sublicense (through multiple tiers) its rights under Section 2.1(a)(ii), subject to Section 3.4. of the ATX Agreement. A true and correct copy of the ATX Agreement is enclosed as Exhibit B. A copy of the grant of additional rights to Falk by ATX is attached as Exhibit C.

WHEREAS, Prometheus (formerly “Precision IBD, Inc.”) entered into the Exclusive License Agreement (“CSMC Agreement”) dated September 1, 2017 with Cedars-Sinai Medical Center (“CSMC”), a California nonprofit public benefit corporation with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, U.S., by which CSMC granted to Prometheus a worldwide exclusive license, with the right to grant sublicenses (subject to the terms of Section 2.2 of the CSMC Agreement), under the CSMC Patent Rights (as defined) and to the CSMC Technology (as defined) to conduct research and development and to make, have made, use, import, offer for sale, have offered for sale, sell and/or have sold CSMC Products (as defined). A true copy of the CSMC Agreement is enclosed as Exhibit D. A copy of the grant of additional rights to Falk by CSMC and the CSMC Inventors (as defined) is attached as Exhibit E.

WHEREAS, PR600 is developed by Prometheus and is [***] according to the Outline Development Plan attached as Exhibit F.

WHEREAS, Prometheus possesses resources and expertise in the development and manufacturing of Antibodies and companion diagnostics, and Falk possesses general resources and expertise in the development and commercialization of medicinal products for human use, in particular, in the field of gastroenterology and hepatology.

WHEREAS, according to Article 3(1) and No 1 of Annex 1 of the Regulation (EC) No 726/2004 of the European Parliament and of the Council of 31 March 2004 laying down Union procedures for the authorisation and supervision of medicinal products for human and veterinary use and establishing a European Medicines Agency no medicinal product developed by means of the biotechnological processes recombinant DNA technology, controlled expression of genes coding for biologically active proteins in prokaryotes and eukaryotes including transformed mammalian cells, or hybridoma and monoclonal antibody methods may be placed on the market within the European Union unless a marketing authorisation has been granted by the European Union in accordance with the provisions of the Regulation (EC) No 726/2004.

WHEREAS, Prometheus desires to co-develop with Falk, and Falk desires to co-develop with Prometheus, the Prometheus Technology (as defined below) according to this Agreement for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means, with respect to either Party, any person, firm, trust, corporation, partnership or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party; the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof.

“Alloy Payments” has the meaning set forth in Article 8.3.

“Antibody” means an immunoglobulin molecule capable of specific binding to a biological target, such as a polypeptide, carbohydrate, polynucleotide, lipid, etc., through at least one antigen recognition site, located in the variable region of the immunoglobulin molecule. The term “Antibody” encompasses not only full-length immunoglobulin molecules, but also any antigen-binding fragments thereof, fusion proteins comprising an antibody or antigen-binding fragment thereof, and any other modified configuration of the antibody or antigen-binding fragment thereof comprising an antigen recognition site.

“API” means active pharmaceutical ingredient.

“ATX” means Alloy Therapeutics, LLC, a Delaware limited liability company with offices located at 44 South Main Street, 2nd Floor, Hanover, NH 03755, U.S., a wholly owned subsidiary of Alloy Therapeutics, Inc., a Delaware corporation with offices located at 44 Hartwell Avenue, Lexington, MA 02421, U.S.

“ATX Agreement” means the License Agreement dated March 18, 2020 entered into by and between Prometheus and Alloy Therapeutics, LLC, a Delaware limited liability company with offices located at 44 South Main Street, 2nd Floor, Hanover, NH 03755, U.S., a wholly owned subsidiary of Alloy Therapeutics, Inc., a Delaware corporation with offices located at 44 Hartwell Avenue, Lexington, MA 02421, U.S.

“ATX Antibody” means any Antibody isolated by or on behalf of Prometheus from the ATX Mice using the ATX Technology pursuant to the ATX Agreement.

“ATX Know-How” means the Know-How listed on Exhibit A, attached to the ATX Agreement.

“ATX Mouse” means a genetically modified humanized mouse provided by ATX to Prometheus under the ATX Agreement, as further described in Exhibit B attached to the ATX Agreement.

“ATX Partnered Antibody” means ATX Antibodies and ATX Platform Assisted Antibodies selected by Prometheus according to Section 3.1 of the ATX Agreement.

“ATX Partnered Antibody Program” means the set of ATX Partnered Antibodies, subject to the limitations set forth in Section 10.1 and Exhibit C of the ATX Agreement.

“ATX Platform” means the ATX Know-How and the ATX Mice.

“ATX Platform Assisted Antibodies” means any Antibody discovered, invented, developed, enhanced, adapted, derived, modified, or improved from an ATX Antibody and any optimized form thereof (including, but not limited to, optimization through affinity maturation or sequence optimization).

“ATX Technology” means the ATX Platform and the ATX Platform Improvements.

“Breaching Party” has the meaning set forth in Article 11.3(a).

“Business Day” means any day other than a day on which the commercial banks in New York, New York and in Stuttgart, Germany are authorized or required to be closed.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the day immediately before the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.

[***]

“CSMC” means Cedars-Sinai Medical Center, a California nonprofit public benefit corporation with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, U.S.

“CSMC Agreement” means the Exclusive License Agreement dated September 1, 2017 entered into by and between Prometheus and CSMC.

“CSMC Inventors” means Janine Bilsborough, Ph.D., Dermot McGovern, M.D., Ph.D., and Stephan R. Targan, M.D.

“CSMC MIRIAD Biobank” means CSMC’s Mucosal Immunology Repository for Inflammatory and Digestive Diseases, a specialized biobank for advancing research in inflammatory diseases, which includes a biorepository collection of samples obtained from research subjects, which samples it uses, among other things, in the research and development of diagnostic and therapeutic products for the treatment of inflammatory diseases, and in the development of a database of information, including without limitation, information relating to target identification and validation, patient stratification, and prediction of clinical efficacy.

“CSMC Patent Rights” means (a) the patents and/or patent applications which are described on Schedule A of the CSMC Agreement, (b) any patents and/or patent applications which claim or cover any CSMC Related Invention(s), and (c) all patents and/or patent applications

(including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, all claims of continuations-in-part that are entitled to the benefit of the priority date of any of the foregoing, and any patent that issues thereon.

“CSMC Product” or “CSMC Products” mean any Diagnostic Product or Therapeutic Product as defined in the CSMC Agreement (i.e. – as a short and non-binding description—products that, inter alia, relate to a claim of the CMS Patent Rights or to the CMS Technology and are marketed, indicated, approved and/or used for diagnostic or prognostic purposes or for therapeutic, prophylactic or preventative purposes).

“CSMC Related Inventions” mean any and all Inventions which (i) result from the services performed under the following agreements: (a) the Consulting Agreement between Prometheus and [***]; (b) the Consulting Agreement between Prometheus and [***]; (c) the Consulting Agreement between Prometheus and [***]; (d) the Master Collaborative Research Agreement between CSMC and Prometheus, effective as of September 1, 2017 (the “MCRA”); and/or (e) the Master Research Services Agreement between CSMC and Prometheus, effective as of September 1, 2017 (the “MRSA”), as each may be amended; (ii) would have been reasonably anticipated at the outset to be developed; (iii) are related to the CSMC Technology and/or patents and/or patent applications described on Schedule A of the CSMC Agreement; and (iv) with respect to which CSMC owns or otherwise controls intellectual property rights.

“CSMC Technology” means information and materials that (a) are included in and relate to the MIRIAD Biobank, (b) result from CSMC’s analysis of the MIRIAD Biobank, including any associated proprietary algorithms, or (c) identify single nucleotide polymorphisms, serological markers or any combination thereof and/or targets obtained through such analysis, which information and materials are provided by CSMC to Prometheus under the CSMC Agreement. “CSMC Technology” shall further include any additional information and materials developed by any of the CSMC Inventors in the conduct of their research in connection with CSMC’s Inflammatory Bowel Disease Drug Discovery and Development Unit or that is incorporated in any Related Invention, including, but not limited to, know-how, trade secrets, unpublished patent applications, clinical or research data, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, which information and materials are provided by CSMC to Prometheus under the CSMC Agreement or any of the Agreements described in Section 1.15(d) or 1.15(e) of the CSMC Agreement. With the exception of the information and materials that are included in and relate to the CSMC MIRIAD Biobank, for purposes of the definition of “CSMC Product,” “CSMC Technology” shall not include any information or materials developed after the September 1, 2017 that, at the time of disclosure to Prometheus, has already been first disclosed or made available to a third party, including, for example, any commercially available assays.

“Claims” has the meaning set forth in Article 8.1.

“CMC Information” means information related to the chemistry, manufacturing and controls of Product, as specified by the FDA, EMA and other applicable Regulatory Authorities.

“Commercialization”, with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale and distribution of Product, including strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support, and all customer support, Product distribution, invoicing and sales activities; provided, however, “Commercialization” excludes any activities relating to the Development or manufacture of Product.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly-sized company with a similarly-sized infrastructure to support and carry out operations in the pharmaceutical, biotechnology or diagnostic industry (as applicable) for the development or commercialization of a similarly-situated product as the Product at a similar stage of development or commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the Product in light of pricing and reimbursement issues, including rebates under risk sharing schemes, and all other relevant factors; provided, “Commercially Reasonable Efforts” shall require that the Party: (a) assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

“Confidential Information” means any and all Information, whether in oral, written, graphic, or electronic form, which meets all of the following requirements: (a) it is secret in the sense that it is not, as a body or in the precise configuration and assembly of its components, generally known among or readily accessible to persons within the circles that normally deal with the kind of information in question; (b) it has commercial value because it is secret; (c) it has been subject to reasonable steps under the circumstances, by the person lawfully in control of the information, to keep it secret.

“Control” means, with respect to any material, Information, or Intellectual Property, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or Intellectual Property, and in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

“Copyrights” means all copyrights, whether registered or unregistered, in published and unpublished works of authorship, all registrations and applications therefore, all moral rights therein, all rights and priorities with respect thereto afforded under the applicable Law of any jurisdiction worldwide, and all renewals, extensions, restorations and reversions thereof.

“Cover,” “Covering” or “Covers” means, as to a Product and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, keeping, selling, offering for sale or importation of such Product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, keeping, selling, offering for sale or importation of such Product would infringe such Patent if such pending claim were to issue in an issued patent without modification.

“Crohn’s Disease Indication” means the gastroenterological condition known as Crohn’s Disease that can be diagnosed or treated.

“Default Notice” has the meaning set forth in Article 11.3(a).

“Develop” or “Development” means, with respect to a Product, all activities related to research, pharmaceutical, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, clinical studies, including clinical trials, statistical analysis and report writing, the preparation and submission of Regulatory Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Product. When used as a verb, “Develop” means to engage in Development.

“Development Plan” has the meaning set forth in Article 4.2(a) and (b).

“Dollars” or “$” means U.S. dollars.

“Effective Date” has the meaning set forth in the preamble.

“EMA” means the European Medicines Agency or any successor entity.

“European Region” means (i) the United Kingdom of Great Britain and Northern Ireland; (ii) the member states of the European Union as it is constituted as of the Effective Date and thereafter; (iii) Switzerland; and (iv) the countries of the European Economic Area excluding Malta and the Republic of Cyprus.

“Executive Officers” has the meaning set forth in Article 3.1(d).

“Falk” has the meaning set forth in the preamble.

“Falk Indemnitees” has the meaning set forth in Article 9.1.

“Falk Know-How” means all Confidential Information that is Developed by Falk or its Affiliates under this Agreement and controlled by Falk or any of its Affiliates and that is necessary or useful for the Development, manufacture or Commercialization of a Licensed Compound or Product.

“Falk Net Sales” means, Net Sales resulting from sales of Products by Falk or Affiliates of Falk to Third Parties; for the avoidance of doubt: Third Parties receiving sales of Products by Falk or Affiliates may be the holders of the marketing authorization for such Products (without being granted a sublicense to manufacture) or may not be the holders of the marketing authorization for such Product.

“Falk Technology” means any Know-How and any Intellectual Property that is Developed under this Agreement and Controlled by Falk or any of its Affiliates and that is necessary or useful to Develop, manufacture, or Commercialize a Licensed Compound or Product.

“Falk Territory” means the European Region, Australia and New Zealand

“FD&C Act” means the U. S. Federal Food, Drug, and Cosmetic Act, as amended.

“FDA” means the U. S. Food and Drug Administration or any successor entity.

“Field” means the use of a Product or Licensed Compound in the palliation or prevention, treatment, or diagnostic use for human diseases, disorders, and conditions.

“Firm Order” means an order as defined in Article 7.7.

“First Commercial Sale” means, with respect to any Product and country, the first sale of such Product in a country by Falk, its Affiliates or their respective designees to any Third Party, in the Falk Territory, after such Product has been granted Regulatory Approval as required for Commercialization by the competent Regulatory Authorities in such country.

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for ICH E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory as such standards, practices and procedures may be updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C. F. R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as such standards may be updated from time to time.

“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards promulgated or endorsed by FDA as set forth in the United States Code of Federal Regulations, Title 21, Parts 210, 211, 601, 610 and 820, applicable ICH guidelines regarding good manufacturing practice, including but not limited to, ICH Q7, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as such standards may be updated from time to time.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“Indemnified Party” has the meaning set forth in Article 9.3.

“Indemnifying Party” has the meaning set forth in Article 9.3.

“Indication” means any disease or condition arising in the Field that can be diagnosed or treated.

“Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including Know-How, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, preclinical test data, clinical test data and data resulting from non-interventional studies), CMC Information, stability data and other study data and procedures.

“Intellectual Property” means: (i) all Inventions, Patents, copyrights, Trademarks, Trade Secrets, Know-How, and all other intellectual property and proprietary rights and goodwill associated with the foregoing; (ii) data, databases, results, algorithms, inventions, processes, designs, devices, formulas and techniques and all intellectual property and proprietary rights and goodwill associated with the foregoing; (iii) computer software (including source code, object code, firmware, operating systems and specifications) and all intellectual property and proprietary rights and goodwill associated with it; (iv) copies and tangible embodiments of any of the foregoing, in whatever form or medium. For the avoidance of doubt, all property and proprietary rights and goodwill shall also include all rights to sue for past, present and future infringement, misappropriation, dilution, misuse or other violation of any of the foregoing, including for injury to goodwill, and to recover all proceeds relating to any of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ payments and expert payments) and proceeds of suit under the laws of any jurisdiction worldwide.

“Inventions” means any or all ideas, results, improvements, discoveries, inventions, materials, processes, formulas, know-how or other innovations whether or not patentable.

“JSC” has the meaning set forth in Article 3.1(a).

“Key Country” means France, Germany, Italy, Japan, Spain, United Kingdom of Great Britain and Northern Ireland, or the U.S.

“Knowledge” means, with respect to a Party, (i) the actual knowledge of the Executive Officers of such Party, or (ii) the knowledge that any of such individuals reasonably should have gained through operating in the ordinary course of business with a level of efforts and resources consistent with the business practices of a similarly-sized company with a similarly-sized infrastructure to support and carry out its operations.

“Know-How” means all Confidential Information that (a) is necessary or useful for the Development, manufacture or Commercialization of the Licensed Compound or a Product in the Field and (b) (i) with respect to Prometheus is Controlled by Prometheus or its Affiliates of the Effective Date or during the Term or (ii) with respect to Falk is Developed and Controlled by Falk or its Affiliates during the Term under this Agreement.

“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, guidance documents and other pronouncements having the effect of law or any “soft laws” issued by any federal, national, multinational, state, provincial, county, city or other political or similar subdivision, domestic or foreign such as a guidance or advisory statement for industry issued by a Regulatory Authority without the effect of law. For the avoidance of doubt, GCP, GLP, GMP and other guidance of Regulatory Authorities and harmonization bodies such as the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) shall be deemed as Law or Laws under this Agreement.

“Licensed Compound” means [***], the PR600 compound.

“Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to Commercialize a Product (but excluding Pricing Approval) in any particular jurisdiction and all amendments and supplements thereto.

“Net Sales” means, with respect to a Product, the total amount billed or invoiced on sales of such Product during such period, less the following normal and customary bona-fide deductions and allowances actually taken:

(i) [***]

(ii) [***]

(iii) [***]

(iv) [***]

(v) [***]

(vi) [***]

(vii) [***]

“Non-Breaching Party” has the meaning set forth in Article 11.3(a).

“Non-Conforming Products” has the meaning set forth in Article 7.10.

“Non-Governmental Authority” means (i) any public body (including, but not limited to, the National Institute of Clinical Excellence and the Scottish Medicines Consortium in the U. K.; the Institute for Quality and Efficiency in Healthcare in Germany; the Technical Scientific Commission in Italy; the Directorate of Pharmacy and Healthcare Products in Spain; and the National Union of Health Insurance Funds and the National Authority of Health in France), or (ii) any non-Governmental Authority (including “Sick Funds” in Germany) with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of biologic and diagnostic products, including those with authority to enter into risk-sharing schemes or to impose retroactive price reductions, discounts, or rebates, or (iii) ethics committees as independent bodies established in accordance with a law in the Territory and empowered to give opinions for the conduct of clinical trials or other studies taking into account the views of laypersons, in particular patients or patients´ organizations.

“Outline Development Plan” shall mean the development plan attached as Exhibit F.

“Out-of-Pocket-Costs” shall mean all amounts to be paid by a Party to Third Parties in connection with the Development of a Product or Products. “Out-of-Pocket Costs” shall include, by way of illustration, payments to Third Parties such as contract research organizations, manufacturers, including contract manufacturing organizations, investigators, study staff, individuals participating in the trial, and insurance companies.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“PR600” means [***]. According to the information provided by Prometheus, PR600 [***].

“Product” or “Products” means a product or a class of products (i) serving as a therapeutic monoclonal Antibody in the Field in connection with the Licensed Compound and currently classified as a medicinal product, and (ii) its companion diagnostics currently classified as a medical device. For the avoidance of doubt, Products shall also include Products as investigational medicinal products or investigational medical devices and clinical supplies.

“Program” means the Development of the Licensed Compound and Products and the Prometheus Technology to manufacture the Licensed Compound or Products.

“Prometheus” has the meaning set forth in the preamble.

“Prometheus Indemnitees” has the meaning set forth in Article 9.2.

“Prometheus Know-How” means all Confidential Information Controlled by Prometheus or any of its Affiliates as of the Effective Date or during the Term that is necessary or useful for the Development, manufacture or Commercialization of the Licensed Compound or a Product.

“Prometheus Net Income” means the gross amounts, received by Prometheus or its Affiliates as licence fees, licence option payments, sublicense fees, royalties, upfront and/or milestone payments (in particular but not limited to in cases of the grant of a combined license to manufacture and to Commercialize) and other financial inflow including premiums on investments (unless such premiums are proportionate) and any other kinds of revenue whatsoever received by Prometheus or its Affiliates in respect of the grant of licenses regarding the Prometheus Technology or the Falk Technology other than Net Sales.

“Prometheus Net Sales” means Net Sales resulting from sales of Products by Prometheus or Affiliates of Prometheus to Third Parties; for the avoidance of doubt: Third Parties receiving sales of Products by Prometheus or Affiliates may be the holders of the marketing authorization for such Products (without being granted a sublicense to manufacture) or may not be the holders of the marketing authorization for such Product.

“Prometheus Technology” means any Know-How and any Intellectual Property Controlled by Prometheus or any of its Affiliates as of the Effective Date or during the Term that is, in each case, necessary or useful to Develop, manufacture, or Commercialize the Licensed Compound or a Product.

“Prometheus Territory” means the Territory excluding the Falk Territory.

“Publication” has the meaning set forth in Article 11.3.

“Quality Agreement” means the quality agreement as defined in Article 7.1.

“Regulatory Approval” means, with respect to a Product in a country in the Territory, any and all approvals (including biologic license applications) licenses, permits, registrations or authorizations of and notifications to any Regulatory Authority necessary to test or otherwise Develop, to produce or otherwise manufacture, to commercially distribute, sell, market or otherwise Commercialize, and/or to otherwise use, as applicable, such Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre-and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval, and (d) approvals for clinical trials.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority or Non-Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

“Regulatory Exclusivity” means with respect to a Product in a country in the Falk Territory, the period of time during which: (a) Falk has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of applicable Law) in such country to market and sell the Product; or (b) the data and information submitted by Falk to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by a Third Party or such Regulatory Authority to support the Regulatory Approval or marketing of any product by a Third Party in such country, or if such data and information is disclosed, referenced or relied upon to support a Regulatory Approval granted to a Third Party in such country, the product may not be placed on the market for any Indication.

“Regulatory Materials” means regulatory applications, dossiers, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted or exchanged with a Regulatory Authority to Develop, manufacture, Commercialize or otherwise use a Product in a particular country or jurisdiction.

“Royalty Term” means, with respect to a Product in a country within the Territory, and on a country-by-country basis, the period commencing on the date on which the first royalty payment is made by a Party in such country and ending upon the later of: (a) the expiration of the last Valid Claim of any patent of the Prometheus Technology or Falk Technology that Covers such Product in such country; (b) ten (10) years after the First Commercial Sale of such Product in such country; or (c) expiration of Regulatory Exclusivity, in such country arising from the first Regulatory Approval granted for such Product.

“Technology” means (a) collectively, Know-How and Intellectual Property and, in particular but not limited to, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including methods of manufacture or use of, and structural and functional information relating to the Licensed Compound or Products and which is (b) (i) with respect to Prometheus Controlled by Prometheus or its Affiliates of the Effective Date or during the Term in particular but not limited to under this Agreement or under the Program or (ii) with respect to Falk is Developed and Controlled by Falk or its Affiliates during the Term under this Agreement.

“Term” has the meaning set forth in Article 11.1(b).

“Territory” means the entire world.

“Third Party” means any entity other than Prometheus or Falk or an Affiliate of either of them.

“Third Party Claim” has the meaning set forth in Article 6.5.

“Trade Secrets” means trade secrets, proprietary confidential business, financial, economic, scientific, engineering and technical information or Know-How, and any other proprietary confidential information meeting the definition of a trade secret under the U. S. Uniform Trade Secrets Act or the Directive (EU) 2016/943 of the European Parliament and of the Council of 8 June 2016 on the protection of undisclosed know-how and business information (trade secrets) against their unlawful acquisition, use and disclosure.

“Trademarks” means, collectively, trademarks, service marks, trade dress, logos, brand names, trade names, corporate names and Internet domain names (in each case, whether or not registered), including all variations, derivations, combinations, applications, registrations, and renewals therefore, and all rights and priorities with respect thereto afforded under the applicable Law of any jurisdiction worldwide, together with all goodwill associated therewith.

“UC Indication” means the gastroenterological condition known as ulcerative colitis that can be diagnosed or treated.

“U.S.” means the United States of America, including all possessions and territories thereof.

“Valid Claim” means, in respect of any Patent filed in any jurisdiction within the Falk Territory, a claim (a) of any issued, unexpired Patent, which has not, in the country of issuance, been donated to the public, disclaimed, held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any patent application, which has not, in the country in question, been cancelled, withdrawn, or abandoned.

ARTICLE 2

LICENSES

2.1 License Grant by Prometheus to Falk. Prometheus hereby grants to Falk the following licenses related to the Licensed Compound and Products:

(a) Commercialization: an exclusive, royalty bearing license, including the right to sublicense (such right subject to prior notice to Prometheus), to any Prometheus Technology and Falk Technology, in each case solely for the Commercialization of the Licensed Compound or Products in the Field in the Falk Territory; the Commercialization shall be performed according to Falk´s reasonable discretion;

(b) Development: a co-exclusive (co-exclusive together with Prometheus) license, including the right to sublicense, to any Prometheus Technology and Falk Technology, in each case solely for the Development of the Licensed Compound or Products in the Field in the Falk Territory;

(c) Manufacturing: a non-exclusive license including, the right to sublicense, to any Prometheus Technology and Falk Technology, in each case solely for the manufacture and import of the Licensed Compound or Products.

2.2 License Grant by Falk to Prometheus. Falk hereby grants to Prometheus the following licenses related to the Licensed Compound and Products:(a) Commercialization: an exclusive, royalty bearing license, including the right to sublicense (such right subject to prior notice to Falk), to any Prometheus Technology and Falk Technology, in each case solely for the Commercialization of the Licensed Compound or Products in the Field in the Prometheus Territory; the Commercialization shall be performed according to Prometheus´ reasonable discretion;

(b) Development: a co-exclusive (co-exclusive together with Falk) license, including the right to sublicense to any Prometheus Technology and Falk Technology, in each case solely for the Development of the Licensed Compound or Products in the Field in the Prometheus Territory;

(c) Manufacturing: a non-exclusive license including the right to sublicense to any Prometheus Technology and Falk Technology, in each case for the manufacture and import of the Licensed Compound or Products.

2.3 Negative Covenant. The Parties shall not, and will not permit any of their Affiliates or any Third Party to, use or practice any of their Intellectual Property or any Intellectual Property of the other Party contrary to, or beyond, the scope of the licenses granted to it under Article 2.1 or 2.2, respectively.

2.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party may be deemed by estoppel or implication to have granted the other Party any license, covenant or other right to any Intellectual Property of such Party.

ARTICLE 3

JOINT STEERING COMMITTEE

3.1 Formation, Role and Members.

(a) Formation and Role. Within [***] ([***]) days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) for the overall coordination and oversight of certain of the Parties’ activities under this Agreement. The role of the JSC is:

(i) to review, discuss, approve, and implement the overall strategy proposed for the joint Development of the Licensed Compound and Products in the Falk Territory, including the Development Plan, and more specifically each of its three phases: pharmaceutical plan; pre-clinical plan; and, the clinical plan;

(ii) to set and review the overall regulatory strategy for and Regulatory Approvals, and other submissions to Regulatory Authorities with respect to the Falk Territory;

(iii) to review, discuss, approve, and implement the overall strategy for the Commercialization of a Product in the Falk Territory;

(iv) to review, discuss, and make arrangements for the manufacturing, import, and distribution of the Licensed Compound and Products, including, the manufacture of clinical supplies, provided that where Prometheus has entered into binding agreements with Third Parties before the Effective Date for the provision of such manufacturing, important and distribution, the JSC, such arrangements shall be exempt from Article 3.3, Decision Making as set forth herein below; and

(v) to perform such other functions as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

The JSC has only the powers expressly assigned to it in this Article 3.1 and elsewhere in this Agreement. The JSC has no power to interpret, amend, modify, or waive compliance with this Agreement. In particular, approvals of the JSC shall not amend, modify, or waive compliance with this Agreement. The JSC members will discharge their responsibilities in good faith and in a timely manner.

(b) Members. Each Party shall initially appoint [***] ([***]) voting representatives to the JSC, each of whom will be an officer or employee of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual written consent of the Parties and each Party may replace its representatives at any time upon written notice to the other Party; provided, however, that the JSC will at all times consist of equal numbers of members appointed by each Party. If a JSC representative from either Party is unable to attend or participate in a meeting of the JSC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting. The JSC will have a chairperson appointed by Falk. The role of the chairperson is to convene and preside at all meetings of the JSC and to ensure the preparation of meeting minutes, but the chairperson has no additional powers or rights beyond those held by other JSC representatives.

3.2 Meetings. The JSC shall meet at least [***] during the Term in person or by videoconference or teleconference unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) upon at least [***] ([***]) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party shall provide the JSC no later than [***] ([***]) Business Days before the special meeting with materials reasonably adequate to enable an informed decision to be made by its members. Each Party shall pay for its own expenses relating to such meetings. As appropriate, other employee representatives or agents of the Parties may attend JSC meetings as non-voting observers or presenters. The chairperson of the JSC shall prepare reasonably detailed written minutes of all JSC meetings that reflect and include all material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [***] ([***]) Business Days after each JSC meeting. Such minutes will be approved unless [***] members of the JSC objects to the accuracy of such minutes within [***] ([***]) Business Days of receipt.

3.3 Decision Making. Actions to be taken by the JSC will be taken only [***] vote. If the JSC fails to reach [***] on a matter before it for decision for a period in excess of [***] ([***]) Business Days, either Party may submit the matter in writing to the other, and the Parties shall refer such dispute to (i) the CEO of Prometheus and (ii) the Managing Director, Medicine and Pharmaceutics, of Falk (the “Executive Officers”) for resolution in accordance with the decision-making procedures described in Article 12.2. Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party shall delegate to or vest any such rights, powers, or discretion in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the foregoing, the JSC does not have the power to interpret, amend, modify, or waive compliance with this Agreement.

3.4 No Compensation. No compensation shall be paid to any of the members of the JSC in respect of their service as JSC members. Any out-of-pocket expenses incurred by the JSC members in performing the JSC’s duties hereunder shall be the responsibility of the Party appointing such member.

3.5 Conflict of Interest Matters. Both Parties’ representatives’ votes on the JSC pursuant to this Article 3.5 must be consistent with their obligations under Article 3.1(a), and must be exercised reasonably and in good faith.

ARTICLE 4

DEVELOPMENT AND REGULATORY MATTERS

4.1 Overview. The Parties desire and intend to collaborate with respect to the Development of the Licensed Compound and of Products in the Field, as and to the extent set forth in this Agreement and as outlined in the Development Plan.

4.2 Development Plan.

(a) General. The Parties shall use Commercially Reasonable Efforts to jointly Develop Products pursuant to the Outline Development Plan as well as a detailed and comprehensive written global development plan as agreed by the Parties according to Article 4.2(b) (the “Development Plan”) that specifies all joint Development and Development activities for the Licensed Compound and for Products in the Territory as well as the budgets for Out-of-Pocket-Costs relating to such activities (where such budgets shall be described in detail on an annual spend basis). The Development Plan shall comprise the Development of Licensed Products for the diagnosis and treatment in the Crohn’s Disease Indication and in the UC Indication. The Development Plan, including the budget for Out-of-Pocket Costs, shall be subject to the agreement and approval of both Parties via the JSC. The Parties currently estimate the combined Out-of-Pocket-Costs for the Development of Licensed Products for the diagnosis and treatment in the Crohn’s Disease Indication and in the UC Indication at [***] ([***]).

(b) Preparation of the Development Plan. The Development Plan shall be created in phases. Within [***] ([***]) month of the Effective Date, Prometheus shall submit to Falk a draft of the Development Plan relating to the pharmaceutical phase of Development and describing in as much detail as reasonably possible its plan and time frame with respect to the pharmaceutical phase of Development of the Products. Thereafter, depending on the progress of the pharmaceutical phase of Development and as directed by the JSC, Prometheus shall submit to Falk as soon as practicable a draft of the pre-clinical phase of the Development Plan. Depending on the progress of the pre-clinical phase of Development and as directed by the JSC, Prometheus shall submit to Falk a draft of the clinical phase of the Development Plan. The Parties shall agree on each draft of the Development Plan relating to a certain phase of the Development of the Products within [***] ([***]) month of the submission by Prometheus, provided that the draft is suitable for obtaining Regulatory Approvals for a Product or several Products in the Territory and provided that the draft is in accordance with the Outline Development Plan and with the principles of co-Development outlined in Exhibit G. The Parties shall make good faith efforts to agree on a proposed Development Plan and rely upon the decision-making process set forth in Article 3.3, however, in the event the Parties fail to agree on a proposed draft of the Development Plan after such good faith efforts, Prometheus shall have the final say regarding decisions relevant for Development and regulatory affairs relating to the Prometheus Territory and Falk shall have the final say regarding decisions relevant for Development and regulatory affairs relating to the Falk Territory and such final decisions of the one or the other Party shall form part of, and be incorporated in, the agreed Development Plan. The agreed Development Plan shall be signed by each Party and shall constitute the Development Plan according to Article 4.2(a).

(c) Additional Development. In the event of a need for Development of a Product beyond the scope of the Development Plan as mutually agreed solely in the Falk Territory (“Additional Falk Development”), Falk shall have the right to, and shall be responsible for conducting, such Additional Falk Development and Falk shall bear all costs related to such Additional Falk Development. The general cost sharing principle provided for in Section 4.3 of this Agreement shall not apply to costs incurred by Falk in conducting the Additional Falk Development and as such, Falk shall be the sole owner of any Intellectual Property or Technology relating to, or derived from such Additional Falk Development. In the event of a need for Development of a Product beyond the scope of the Development Plan as mutually agreed solely in the Prometheus Territory (“Additional Prometheus Development”), Prometheus shall have the right to, and shall be responsible for conducting, such Additional Prometheus Development and Prometheus shall bear all costs related to such Additional Prometheus Development. The general cost sharing principle provided for in Section 4.3 of this Agreement shall not apply to costs incurred by Prometheus in conducting the Additional Prometheus Development and as such, Prometheus shall be the sole owner of any Intellectual Property or Technology relating to, or derived from such Additional Prometheus Development. Each Party may request the right to use the results of the other Party’s Additional Development by giving notice to the other Party and sharing the Out-of-Pocket-Costs of the other Party relating to such results in accordance with the general cost sharing principle forest forth in Section 4.3 of this Agreement. In addition, in the event a request of the right to use the results of the Additional Development of the other Party is accepted, all other provisions of this Agreement relating to the co-funding of Out-of-Pocket-Cost (including but not limited to the reporting, invoicing, etc.) and related to Technology Developed and co-funded under this Agreement (including but not limited to the ownership of Intellectual Property Rights) shall apply.

(d) Development Plan Updates. The JSC shall periodically (or at the request of one of the Parties) review the then-current Development Plan, and if the JSC determines an amendment is needed to the then-current Development Plan, the designated member(s) of the JSC shall collaborate to prepare an amendment to the then-current Development Plan, for review, comment and approval by the JSC. Such amended Development Plan will reflect any changes to the Development of a Product in the Field. Once approved by the JSC in writing or by approved meeting minutes, the amended Development Plan becomes effective and supersedes the previous Development Plan as of the date of such approval.

(e) Performance. Each Party shall use Commercially Reasonable Efforts to conduct the Development activities allocated to such Party, if any, in the Development Plan in a timely and effective manner. Each Party shall conduct its activities under the Development Plan in a good scientific manner and comply in all material respects with all applicable Laws.

(f) Resources. Each Party shall commit such resources as necessary to perform their obligation as set forth herein or by the JSC and shall use personnel with such skills and experiences as are designed to accomplish efficiently and expeditiously the objectives of such part of the development of the Licensed Compound and Products as set forth herein or by the JSC and each update thereof. In connection with the performance of its obligations hereunder, each Party shall maintain and utilize such scientific staff, laboratories, offices and other facilities as are reasonably designed for such purposes.

4.3 Co-Funding of Out-of-Pocket-Costs. Each Party shall be responsible for its own and its Affiliates´ costs in connection with its Development activities as provided for in the Development Plan. However, Out-of-Pocket-Costs compliant with budgets agreed in the Development Plan shall be allocated according to the following algorithm: [***] ([***]) of such Out-of-Pocket-Costs to Falk and [***] ([***]) of such Out-of-Pocket- Costs to Prometheus. Each Party shall reimburse the other Party according to this algorithm upon a duly-issued invoice and upon accurate reporting and recording of such Out-of-Pocket-Costs. Reporting of Out-of-Pocket-Costs and invoicing of reimbursements shall be on a continued basis within [***] after a Calendar Quarter relating to such Calendar Quarter. Payments of reimbursements shall be due within [***] ([***]) days after receipt of the receiving Party´s invoice.

4.4 Transfer of Prometheus Know-How and other Prometheus Technology. Subsequent to the agreement on the Development Plan, Prometheus shall transfer all necessary materials and disclose Prometheus Technology including but not limited to the provision with all material data pertaining to the CMC, the safety and the efficacy of the Products in existence that is in Prometheus’s or its Affiliates Control as of the Effective Date to Falk to perform its rights and responsibilities under this Agreement.

4.5 Development Reports. Each Party shall provide the other Party with a written report detailing its Development activities under this Agreement and the results and Out-of-Pocket-Costs of such activities at least [***] ([***]) Business Days in advance of each regularly scheduled JSC meeting in a format as required by Laws or otherwise approved by the JSC. The Parties shall discuss the status, progress and results of each Party’s respective Development activities under this Agreement at such regularly scheduled JSC meetings.

4.6 Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other Information and Out-of-Pocket-Costs resulting from such activities in a format as required by Laws or otherwise approved by the JSC. Such records shall fully and properly reflect all work done and results achieved and Out-of-Pocket-Costs occurred in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all research, non-clinical studies and clinical trials in formal written study records according to applicable Laws, including applicable national and international guidelines such as GCP and GLP. The Parties may review and copy such records maintained by the other Party at during reasonable business hours, and upon reasonable notice, to obtain access to the original records.

4.7 Compliance with Laws. Each Party shall conduct its activities under this Agreement in a good scientific manner and comply in all material respects with all applicable Laws, including applicable national and international guidelines such as GCP and GLP.

4.8 Regulatory Matters.

(a) Regulatory Matters in the Prometheus Territory. Prometheus shall be responsible for preparing, obtaining, and maintaining Regulatory Approvals and other submissions to Regulatory Authorities in the Prometheus Territory in accordance with the Development Plan or otherwise approved by the JSC. Prometheus shall be responsible for conducting communications with the Regulatory Authorities with respect to Products in the Prometheus Territory, in each case in accordance with the terms of this Agreement and the Development Plan. Falk shall reasonably assist and cooperate with Prometheus in connection with the preparation and filing of such Regulatory Approvals and submissions, as reasonably requested by Prometheus. For the avoidance of doubt, Prometheus shall be responsible and have the final say for all such regulatory matters and activities in the Prometheus Territory.

(b) Regulatory Activities in the Falk Territory. Falk shall be responsible for preparing, obtaining, and maintaining Regulatory Approvals and other submissions to Regulatory Authorities in the Falk Territory in accordance with the Development Plan. Falk shall be responsible for conducting communications with the Regulatory Authorities with respect to Products in the Falk Territory, in each case in accordance with the terms of this Agreement and the Development Plan. Falk shall promptly inform Prometheus of any upcoming meetings with the Regulatory Authorities so that Falk shall provide Prometheus with the opportunity to attend and participate in any such meetings with the Regulatory Authorities. Prometheus shall reasonably assist and cooperate with Falk in connection with the preparation and filing of such Regulatory Approvals and submissions, as reasonably requested by Falk. For the avoidance of doubt, Falk shall be responsible and have the final say for all such regulatory matters and activities in the Falk Territory.

(c) Regulatory Updates. Each Party shall keep the other Party informed of regulatory developments relating to a Product in the Field in its respective territory, either the Prometheus Territory or Falk Territory, through regular reports at JSC meetings and shall promptly notify the other Party in writing of any action or decision by any Regulatory Authority in its respective territory relating to a Product.

(d) Regulatory Materials Review; No Harmful Actions. Each Party shall provide the other Party for review and comment all draft Regulatory Materials for which it is responsible, at least [***] ([***]) Business Days (or if a shorter filing deadline, as soon as practicable) in advance of the intended date of submission to a Regulatory Authority and shall consider in good faith any comments thereto provided by the other Party. Each Party shall promptly notify the other Party of any Regulatory Materials submitted to or received from any Regulatory Authorities and shall provide the other Party with copies thereof within [***] ([***]) Business Days after submission or receipt. If a Party reasonably believes that the other Party is taking or intends to take any action with respect to the Licensed Compound or a Product that is substantially likely to have a material adverse impact upon the Development or regulatory status of a Product, such Party may bring the matter to the attention of the JSC which shall decide on the matter as soon as possible. A Party shall not proceed with any such action or alternative course of action brought to the attention of the JSC until the decision is made by the JSC. Article 12 shall remain unaffected.

(e) Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may affect the Development, manufacturing, Commercialization or regulatory status of the Licensed Compound or a Product in their respective territory. Upon receipt of such information, the Parties shall convene a JSC meeting and otherwise consult with each other to arrive at a mutually acceptable procedure for taking appropriate action.

4.9 Pharmacovigilance. The Parties shall enter into a Pharmacovigilance Agreement following the Effective Date of this Agreement at a time to be agreed upon by the JSC, wherein the Parties shall ensure shared access to the safety database for a Product during the Term, and after its expiry in the event either or both Parties continue to Commercialize the Product. For clarity, Prometheus shall provide ongoing support to Falk in relation to monitoring the safety of the Product during the Term and as required per applicable Laws.

ARTICLE 5

COMPENSATION FOR LICENSES AND DEVELOPMENT

5.1 Up-Front Payments. The Up-front payments shall be made in two installments per this Section 5.1. Falk will pay Prometheus by wire transfer of immediately available funds:

(a) an initial up-front, non-refundable, non-creditable fee of $ [***] ([***]) within [***] ([***]) Business Days following the Effective Date (subject to the receipt of an appropriate invoice from Prometheus); and

(b) within [***] ([***]) Business Days following the signature of the part of the Development Plan relating to the pharmaceutical phase of Development of the Products by both Parties in accordance with Article 4.2(b) of this Agreement (subject to the receipt of an appropriate invoice from Prometheus), a second up-front non-refundable non-creditable fee in the amount of $ [***]).

5.2 Co-Funding of Development Costs. Falk will co-fund the costs of Development as provided for under Article 4.3.

5.3 Milestone Payments. The milestone payments shall be non-refundable and made in two installments per this Section 5.3. Falk will pay Prometheus by wire transfer of immediately available funds:

(a) within [***] ([***]) Business Days following the [***] a first milestone payment of $[***] ([***]); and

(b) within [***] ([***]) Business Days following [***], a second milestone payment of $[***] ([***]).

5.4 Royalties for Prometheus. Falk will pay royalties to Prometheus for the utilization of the Prometheus Technology based on the aggregate Falk Net Sales of all Products sold in the Falk Territory during a Calendar Year at the rates set forth in the table below:

Calendar Year Net Sales (in Dollars) for all Products in the Falk Territory	Royalty Rates as a Percentage (%) of Net Sales
Calendar Year Net Sales up to and including $[***] ([***])	[***] ([***])
Calendar Year Net Sales that exceed $[***] ([***])	[***] ([***])

The obligation to pay royalties will be imposed only once with respect to the same unit of Product.

5.5 Royalties for Falk. Prometheus will pay royalties to Falk for the utilization of the Falk Technology in the Prometheus Territory based on:

(a) the aggregate Prometheus Net Sales of all Products sold in the Prometheus Territory during a Calendar Year at the rates set forth in the table below:

Calendar Year Net Sales (in Dollars) for all Products in the Prometheus Payment Territory	Royalty Rates as a Percentage (%) of Net Sales
Calendar Year Net Sales up to and including $[***] ([***])	[***] ([***])
Calendar Year Net Sales that exceed $[***] ([***])	[***] ([***])

The obligation to pay royalties will be imposed only once with respect to the same unit of Product; and

(b) the aggregate Prometheus Net Income earned in the Prometheus Territory at the rate of [***]%.

5.6 Royalty Reports and Payment Due. Following the event giving rise to royalty payments according to Article 5.4 or 5.5 and continuing for the remainder of the Royalty Term, within [***] ([***]) days after the end of each Calendar Quarter, the Party owing the royalty payment will deliver a report to the other Party specifying on a Product-by-Product and country-by-country basis, as applicable: (a) the Products sold in the Territory in such Calendar Quarter; (b) Net Sales or Net Income in the relevant Calendar Quarter; (c) a summary of the then-current exchange rate methodology then in use; and (d) royalties payable on such Net Sales or Net Income, and a summary of the calculation of such royalties. Within [***] ([***]) days of receipt of the report, the receiving Party will send a due invoice to the Party owing the royalty payment and such Party shall pay all royalty payments due within [***] ([***]) days after receipt of the receiving Party´s invoice.

5.7 Expiration of the Royalty Term. Following the expiration of the Royalty Term for a Product in a country, the Net Sales of such Product or the Net Income related to such Product in such country shall no longer be included for the purpose of determining royalty payments under this Agreement.

5.8 Payment Method; Late Payments. Any payments due hereunder shall be in Dollars by wire transfer of immediately available funds into an account designated by the Party that is owed such payment. If the Party does not receive payment of any sum due to it on or before the due date, simple interest will thereafter accrue on the sum due until the date of payment at the per annum rate of [***] ([***]%) over the then-current prime rate as reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.

5.9 Records. The Parties shall keep (and shall ensure that its Affiliates keep) such records as are required to determine, in accordance with U.S. generally accepted accounting principles or international financial reporting standards, as applicable, and this Agreement, the sums due under this Agreement. The Parties shall retain all such books, records and accounts until the later of (a) [***] ([***]) years after the end of the period to which such books, records and accounts pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable Laws.

5.10 Audits. Either Party may have an independent certified public accountant, reasonably acceptable to the other Party, have access during normal business hours, and upon reasonable prior written notice, to examine only those records of the Party (and its Affiliates and sublicensees, as applicable) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than [***] ([***]) years before such Party’s request, the correctness or completeness of any report or payment made under this Agreement. If the audit report concludes that additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Article 5.8 within [***] ([***]) days after the date on which such audit report is delivered to both Parties. If an audit discloses a variance to the detriment of a Party of more than [***] ([***]%) from the amount of the original report or payment calculation, then the audited Party shall bear the full cost of the performance of such audit.

5.11 Taxes.

(a) Taxes on Income. Each Party shall pay all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by one Party to the other Party under this Agreement. To the extent a Party is required to deduct and withhold taxes on any payment to the other Party, it shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes. The other Party shall provide the deducting Party any tax forms that may be reasonably necessary in order for it not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

ARTICLE 6

INTELLECTUAL PROPERTY MATTERS

6.1 Ownership of Technology.

(a) Technology as of the Effective Date. Prometheus shall solely Control the Prometheus Technology which is in existence as of the Effective Date. Upon receipt of the upfront payment set forth under Article 5.1(a), however, such parts of the Prometheus Technology which are owned by Prometheus or its Affiliates shall be jointly owned by Prometheus and Falk at a share of seventy-five percent (75%) for Prometheus and a share of twenty-five percent (25%) for Falk. Accordingly, Prometheus hereby assigns a share of twenty-five percent (25%) in its rights in any such solely-owned Prometheus Technology to Falk under the condition of the receipt of the upfront payment set forth in Article 5.1(a). Falk hereby accepts such conditional assignment.

(b) Technology after the Effective Date. In consideration of the co-funding of the Out-of-Pocket-Costs according to Article 4.3, the Parties agree that the Prometheus Technology and the Falk Technology arising from, or in connection with, the Development of a Product or Products and which are owned by a Party or its Affiliates shall be jointly owned by Prometheus and Falk at a share of seventy-five percent (75%) for Prometheus and a share of twenty-five percent (25%) for Falk. Accordingly, the Parties agree that the assignment of a share of twenty-five percent (25%) of joint ownership of any Prometheus Technology (if owned by Prometheus or its Affiliates) to Falk according to Article 6.1(a) shall not only comprise the Prometheus Technology which is in existence as of the Effective Date but also the Prometheus Technology owned by Prometheus or its Affiliates that is generated during the Term. In addition, Falk hereby assigns a share of seventy-five percent (75%) of its rights in any Falk Technology owned by Falk or its Affiliates to Prometheus and Prometheus hereby accepts such assignment.

(c) Further Provisions regarding Assignment. In addition to the assignments according to Article 6.1(a) and (b) each Party shall have its employees, agents or independent contractors or its Affiliates or sublicensees or their employees, agents or independent contractors to assign, its ownership or its relevant share in the ownership relating to Prometheus Technology or the Falk Technology, as applicable, to the relevant Party as required to achieve joint ownership regarding Prometheus Technology and the Falk Technology as provided for under Article 6.1(a) and (b) above. The Parties will execute, and shall have their respective employees, agents or independent contractors or their Affiliates or sublicensees or their respective employees, agents or independent contractors to execute, all such actions and documents as may reasonably be required to procure the joint ownership according to Article 6.1(a) and (b) and to perfect such assignment.

6.2 Disclosure of Technology. Notwithstanding Article 4.4, 4.5 and 4.6, Prometheus shall promptly disclose to Falk all Prometheus Technology, and Falk shall promptly disclose to Prometheus all Falk Technology, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing the Prometheus Technology or the Falk Technology, as applicable, and all Information relating to such Technology.

6.3 Protection of Intellectual Property. The Parties shall cooperate in preparing, filing, prosecuting and maintaining their rights in the Prometheus Technology and in the Falk Technology. If not otherwise provided for by agreement between the Parties on a case by case basis Prometheus shall prepare, file, prosecute and maintain the rights in the Prometheus Technology and in the Falk Technology in the Prometheus Territory and Falk shall prepare, file, prosecute and maintain the rights in the Prometheus Technology and in the Falk Technology in the Falk Territory, in each case in the name and for the account of both Parties. Each Party shall keep the other Party reasonably informed in connection with their prosecution, registration and other protection of the rights in the Prometheus Technology and in the Falk Technology. Each Party shall have the right to review and provide comments to the other Party on any material filings relating to the Prometheus Technology and to the Falk Technology which shall be considered by the other Party in good faith.

6.4 Intellectual Property Enforcement in the Falk Territory.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of any Falk Technology or Prometheus Technology in the Falk Territory by a Third Party (“Falk Territory Infringement”), such Party shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Falk Territory Infringement. If either Party becomes aware of any existing or threatened infringement of any Falk Technology or Prometheus Technology in the Prometheus Territory by a Third Party (“Prometheus Territory Infringement”), such Party shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Prometheus Territory Infringement.

(b) Enforcement Rights. For any Falk Territory Infringement or Prometheus Territory Infringement, each Party shall share with the other Party all Information available to it regarding such actual or alleged infringement. The Parties shall jointly determine whether to bring one or more action(s) against any person or entity engaged in such Falk Territory Infringement or

Prometheus Territory Infringement, and which Party should lead such enforcement. If the Parties do not agree on the lead of such enforcement Prometheus shall lead the enforcement in the Prometheus Territory and Falk shall lead the enforcement in the Falk Territory.

(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in any enforcement action under this Article 6.4, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action or otherwise ensure adequate standing. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent will not be unreasonably withheld, conditioned or delayed. The non-enforcing Party may obtain separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. Neither Party may settle any claim, suit or action that it brought under this Article 6.4 without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

6.5 Infringement of Third Party Rights in the Falk Territory and the Prometheus Territory. If a Licensed Compound or Product used or sold under this Agreement becomes the subject of a Third Party’s claim or assertion of infringement of an Intellectual Property Right within the Falk Territory or the Prometheus Territory (each such claim or assertion a “Third Party Claim”), each Party shall promptly notify the other Party and the Parties shall agree on and enter into a common interest agreement, pursuant to which the Parties will agree to work toward their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the Third Party Claim and the appropriate course of action. Article 6.4 shall apply accordingly.

6.6 Cost Sharing. Reasonable Out-of-Pocket-Costs of the Parties arising from the protection and enforcement of Prometheus Technology and of the Falk Technology according to Article 6.3 and 6.4 and of Third Party Claim according to Article 6.5 shall be allocated according to the following algorithm: twenty-five percent (25%) of such Out-of-Pocket-Costs to Falk and seventy-five percent (75%) of such Out-of-Pocket-Costs to Prometheus. Each Party shall reimburse the other Party according to this algorithm upon due invoice and upon due reporting by analogy to Article 5.6. Furthermore, Article 5.9 and 5.10 shall apply by analogy. If an enforcing Party recovers monetary damages in claims, suits or action during the enforcement of Prometheus Technology or the Falk Technology according to Article 6.4, such recovery will be shared according to the following algorithm: [***] ([***]%) of such recovery to Falk and [***] ([***]%) of such recovery to Prometheus. For the avoidance of doubt: in the event of a Third Party Claim any damages, costs of other financial burdens owed to the respective Third Party shall be deemed reasonable Out-of-Pocket Costs. In any case Article 9 shall remain unaffected.

ARTICLE 7

MANUFACTURE AND SUPPLY OF LICENSED COMPOUND AND PRODUCTS

7.1 Manufacture and Supply of Licensed Compound and Products by Prometheus. Prometheus shall manufacture, or have manufactured, and supply, or have supplied, Falk’s requirements for Licensed Compound and Products for the Falk Territory exclusively to Falk or its Affiliates, at Falk’s direction. Such manufacture and supply shall be in accordance with Falk’s needs at a price calculated as the Out-of-Pocket-Costs of Prometheus for the manufacture and supply of Prometheus´ own needs for the Licensed Compound and Products for the Prometheus Territory plus a handling fee of [***] ([***]%) and in accordance with the terms of this Agreement and with the additional terms agreed in a quality agreement according to industry standard which shall be entered into by Prometheus and Falk prior to the supply of any Licensed Compound or Product or when required by law whatever is earlier (hereinafter referred to as “Quality Agreement”). Prometheus shall inform Falk at Falk´s reasonable request of the Out-of-Pocket-Costs of Prometheus for the manufacture and supply of Prometheus´ own needs for the Licensed Compound and Products for the Prometheus Territory.

7.2 Manufacturing Authorizations and Compliance. Prometheus shall at all times during the Term obtain and maintain, or cause the manufacturers to obtain and maintain, regarding the manufacturing facilities for the Licensed Compound and Products all licenses, permits, orders, authorizations and consents (including, without limitation, facility licenses and permits) required for the manufacture (including, without limitation, production, testing, storage, shipment and supply) of the Licensed Compound or Product and shall at all times during the Term be, or cause the manufacturers to be, in compliance with all GCPs, GMPs, GLPs and other Laws applicable for the Falk Territory.

7.3 Change in the Manufacturing. In the event of a change to the manufacturer who manufactures the Licensed Compound or Product, or to the manufacturing facility where the Licensed Compound or Product is manufactured, or to the manufacturing process for the Licensed Compound or Product, Prometheus shall provide to Falk prior written notice of said change, and, if required, any reasonable assistance to allow Falk to update the Regulatory Approval concerned, as well as to ensure that there is no disruption of supply for the Falk Territory. Notwithstanding any provisions contained herein, Prometheus shall not implement any of the foregoing changes which require Regulatory Approval until Falk has obtained such approval and it shall be responsible at its cost for producing any information or data required by the RHA in relation with any of the foregoing changes.

7.4 Specifications and Shelf Life. Licensed Compound and Products to be supplied to Falk shall comply with the specifications provided for by applicable Regulatory Approvals agreed or as otherwise agreed between the Parties. Licensed Compound and Products to be supplied to Falk shall be delivered with a minimum remaining shelf life no less than [***]% of the total shelf life of the Licensed Compound or Product, as applicable, and in compliance with the Quality Agreement.

7.5 Minimum Batch Size and Minimum Order Size. The Parties shall agree upon a minimum batch size and a minimum order size for the manufacture and supply of Licensed Compound or Products according to industry standard and such quantities shall be commercially reasonable vis-à-vis (a) the anticipated Falk needs, (b) transportation and quality control release dates, and (c) the minimum shelf life.

7.6 Forecasts. Falk shall, at least [***] ([***]) months before delivery date designated by Falk in writing (including fax) provide Prometheus with a first forecast of its estimated requirements for the Licensed Compound or Products until the end of the calendar year of such delivery date. Such forecast shall set forth the quantity of Licensed Compound or Products that Falk intends to purchase in the such calendar year. Thereafter, during the Term, Falk shall provide Prometheus with a rolling forecast setting forth the quantity of Licensed Compound or Products that Falk plans intend to purchase in the following calendar years with [***] ([***]) months’ notice prior to the start of such calendar year. Such forecasts shall be binding [***] ([***]) months from each scheduled delivery date, provided that Prometheus will make commercially reasonable efforts to accommodate Falk’s requested changes if made during this [***] ([***]) month window.

7.7 Orders. Orders for Licensed Compound or Products by Falk shall be placed at least [***] ([***]) months before delivery date designated by Falk in writing (including fax) indicating the ordered type and quantities of Licensed Compound or Products, the designated country, the designated place of delivery, and the delivery dates. Any such order of Licensed Compound or Products by Falk shall be binding on both Parties unless Prometheus opposes such order within [***] ([***]) Business Days after receipt of such order by Falk (hereinafter referred to as “Firm Order”). Prometheus may not oppose orders which are consistent with Falk’s forecasts.

7.8 Launch Stocks. In advance of the first marketing authorisation for a Product in the Falk Territory, the Parties shall discuss and agree upon the manufacture and purchase of specific quantities of launch stock; however, for the avoidance of doubt, the Parties hereby confirm that Prometheus’s obligation to manufacture any quantity of a Product for Falk shall only arise on Firm Orders.

7.9 Delivery Period and Notification of Delivery Failures. Prometheus shall deliver the Licensed Compound or Products to Falk within [***] of the Firm Order ([***] days in the case of launch stocks) or within another period as agreed in the respective Firm Order. Notwithstanding any other obligation of Prometheus regarding Firm Orders Prometheus shall promptly notify Falk if it becomes aware or believes that it will not be able to fully satisfy a particular delivery on time, which notice shall include an explanation in reasonable detail of the reasons for such delivery failure, a detailed description of the action to be taken to remedy such failure, including an estimate of the time required to fulfil the obligations that were the subject of the delivery failure.

7.10 Delivery Terms and Documentation. Save as otherwise agreed in writing by the Parties, delivery of shipment of Licensed Compound or Products shall be effected by Prometheus ex-works according to the Incoterms 2020 at the manufacturing facility of designated by Prometheus. Prometheus shall provide all documentation as reasonably required under applicable laws and regulations relating to the manufacture, exportation and importation of the Licensed Compound or Products, as applicable, in the Falk Territory, and shall also provide reasonable assistance to Falk in relation to the acceptance of the Licensed Compound or Products by the customs in the Territory. In particular, without limitation, Prometheus shall deliver a certificate of analysis in the English language regarding each delivered Licensed Compound or Product.

7.11 Claims for Defects. All claims for failure of any Licensed Compound or Products to conform with this Agreement or the Quality Agreement (“Non-Conforming Products”) shall be made by Falk to Prometheus in writing within [***] days following delivery in the case of obvious defects. Claims for latent defects shall be made by Falk to Prometheus in writing within [***] days of discovery. Failure to make timely claims in the manner prescribed shall constitute acceptance of the delivery save in the case Prometheus was aware of the defects.

7.12 Replacement of Non-Conforming Products. Licensed Compound or Products which have been delivered and which have been demonstrated as Non-Conforming Products shall be replaced at Prometheus’s cost as soon as possible but in any event within [***] days of the demonstration of non-conformance of the Non-Conforming Product. All costs associated with the return of such Non-Conforming Product shall be borne by Prometheus.

7.13 Dispute on Non-Conforming Products. In the event of an unresolved dispute as to conformity of the Licensed Compound or Products in accordance with the applicable specifications relating to the substance of the Licensed Compound or Products, the Parties shall within [***] days of Falk’s initial claim of non-conformance, appoint a suitably qualified independent laboratory with experience in complying with the applicable laws and regulations to undertake the relevant testing and its findings shall be conclusive and binding upon the Parties. If the appointed independent laboratory determines that the Licensed Compound or Products is conforming, then Falk shall pay for the Licensed Compound or Product and the cost of replacement. If the appointed independent laboratory determines that the Licensed Compound or Product is a Non-Conforming Product, then Falk shall pay for the Licensed Compound or Product only after replacement of the Licensed Compound or Product with conforming Licensed Compound or Product, as applicable, according to the provisions of this Agreement. If the Parties fail to agree on the appointment of the laboratory within [***] days of Falk’s initial claim of non-conformance (or another period agreed upon by the Parties on a case-by-case basis) Article 12 (Dispute Resolution) shall apply.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it was incorporated or formed;

(b) Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;

(c) No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d) Other Rights. Neither Party nor any of their respective Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other person obtaining any interest in, or that would give to any other person any right to assert any claim in or with respect to, any of such Party’s rights under this Agreement;

(e) No Violation. Neither Party nor any of their respective Affiliates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder; and

(f) No Debarment. As of the Effective Date, none of such Party’s employees, consultants or contractors shall be debarred under the applicable Law in the relevant country in the Territory. The Parties shall ensure that its employees, consultants and contractors are qualified and duly-licensed, as applicable, to perform the duties and obligations set forth in this Agreement pursuant the applicable Laws in the Territory.

8.2 Covenants.

(a) No Debarment. In the course of the Development and Commercialization of Product, neither Party shall use any employee, consultant or contractor who is debarred under the applicable Law in the relevant country in the Territory.

(b) Notification. Each Party shall notify the other Party promptly, but in no event later than [***] ([***]) Business Days, upon becoming aware that any of its employees or consultants has been excluded, debarred, suspended or is otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.

(c) Compliance. Each Party and its Affiliates shall comply with all applicable Laws in the Development, manufacture and Commercialization of Product and the performance of its obligations under this Agreement, including where applicable the statutes, regulations and written directives and guidance of the FDA, the EMA and any Regulatory Authority and shall also comply with international anti-bribery and anti-corruption statutes to the extent applicable including the Foreign Corrupt Practices Act of 1977 (“FCPA”), and the UK Bribery Act of 2010, each as may be amended from time to time and each to the extent applicable.

(d) Certain Payments. Each of the Parties acknowledges that it is aware that the United States and other countries have stringent applicable Laws (e.g., FCPA) which prohibit persons directly or indirectly from making unlawful payments to, and for the benefit of, government officials and related parties to secure approvals or permission for their activities. Each Party agrees that it will make no such prohibited payments, it will not indirectly make or have made such payments and it will make its Affiliates, employees and agents aware of the existence of such applicable Laws and their need to comply with such Applicable Laws.

(e) Resources. Each of the Parties acknowledges that the Development and manufacture of the Licensed Compound and of Products requires considerable resources in personnel and finance and each of the Parties acknowledges as of the Effective Date to dispose of the resources in personnel and finance required for the Development and manufacture of the Licensed Compound and of Products as provided for in this Agreement.

(f) Rights in Technology. As of the Effective Date and during the Term, Falk warrants and represents to Prometheus that the Falk Technology shall be Controlled by Falk and will be free of any lien, charge or encumbrance, and Prometheus warrants and represents to Falk that the Prometheus Technology shall be Controlled by Prometheus and will be free of any lien, charge or encumbrance.

(g) Third Party Rights. As of the Effective Date and to the Knowledge of each Party, no Intellectual Property of a Third Party will prevent the Development, manufacture, or Commercialization of the Licensed Compound or a Product.

(h) Recitals. Each Party acknowledges that the information given under the Recitals and relating to such Party is correct in all material respect.

8.3 Guarantee. Prometheus hereby unconditionally guarantees the prompt and complete payment of any and all license fees, sublicense fees, and milestone payments due to ATX under the terms of the ATX Agreement (“Alloy Payments”) and the following terms and conditions:

(a) Subject to the above restrictions, Prometheus guarantees that it will pay the full amount of any Alloy Payments under the ATX Agreement as and when they become due, either according to the terms and conditions provided by the ATX Agreement or upon acceleration of the relevant payment due date of any Alloy Payment under the ATX Agreement by reason of default;

(b) To the extent permitted by law, Prometheus waives all defenses, counterclaims or offsets that are legally available to Prometheus with respect to the payment of all Alloy Payments;

(c) This guarantee is for the use and benefit of Falk, and will also be for the use and benefit of any subsequent party to whom Falk may assign this guarantee;

(d) The liability of Prometheus will continue until all outstanding Alloy Payments are made, either now due or as incurred over time in connection with this Agreement, and until all such Alloy Payments are made, any loss or damages incurred by Falk with respect to the matter covered by this guarantee, provided such loss or damages will be limited to the amount of Alloy Payments then due and outstanding, can be used by Falk to offset any future payments due to ATX under a subsequent License Agreement between Falk and ATX as set forth in Article 11.3 (c) and Exhibit C; and,

(e) Any of Falk’s rights, powers and remedies available to Falk under this guarantee and under any other agreement in force now or anytime in future between Falk and Prometheus will be cumulative and not alternative, and will be in addition to all rights, powers, and remedies given to Falk in law or equity.

8.4 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Prometheus. Prometheus shall, at its sole expense, defend, indemnify, and hold Falk and its Affiliates and their respective officers, directors, shareholders or owners, employees, and agents (the “Falk Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, losses, liabilities, costs, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Prometheus’s obligations under this Agreement, or (b) the willful misconduct or negligent acts of Prometheus, its Affiliates, or the officers, directors, employees, or agents of Prometheus or its Affiliates. The foregoing indemnity obligation will not apply (i) to the extent that (x) the Falk Indemnitees fail to comply with the indemnification procedures set forth in Article 9.3 and Prometheus’s defense of the relevant Claims is prejudiced by such failure or (y) such Claims arise out of or result from the gross negligence or willful misconduct of Falk or its Affiliates, or any related breach by Falk of its representations, warranties or covenants hereunder; or (ii) to Claims for which Falk has an obligation to indemnify Prometheus pursuant to Article 9.2, as to which Claims each Party shall indemnify the other to the extent of its respective liability for such Claims.

9.2 Indemnification by Falk. Falk shall, at its sole expense, defend, indemnify, and hold Prometheus and its Affiliates and their respective officers, directors, shareholders or owners, employees, and agents (the “Prometheus Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Falk’s obligations under this Agreement or (b) the willful misconduct or negligent acts of Falk, its Affiliates, or the officers, directors, employees, or agents of Falk or its Affiliates. The foregoing indemnity obligation will not apply (i) to the extent that (x) the Prometheus Indemnitees fail to comply with the indemnification procedures set forth in Article 9.3 and Falk’s defense of the relevant Claims is prejudiced by such failure or (y) such Claims arise out of or result from the gross negligence or willful misconduct of Prometheus or its Affiliates, or any related breach by Prometheus of its representations, warranties or covenants hereunder; or (ii) to Claims for which Prometheus has an obligation to indemnify Falk pursuant to Article 9.1, as to which Claims each Party shall indemnify the other to the extent of its respective liability for such Claims.

9.3 Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party may assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 9.

9.4 Restriction of Liability. NEITHER PARTY IS LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHER LEGAL OR EQUITABLE THEORY, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, PROFITS OR BUSINESS OPPORTUNITIES, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9.1 OR ARTICLE 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, BREACH OF ITS INTELLECTUAL PROPERTY OBLIGATIONS UNDER SECTION 6.1 OR SECTION 6.2 OR CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10.

9.5 Insurance. Each Party shall, during the Term and for a period of [***] ([***]) years after the expiration date of the last unit of a Product sold by Falk, procure and maintain insurance, including product liability insurance for a Product insuring against personal injury, death and damage to property. The said policy shall have a liability limit according to industry standards, and shall be maintained with a financially-sound and reputable insurer. Each Party shall procure insurance or self-insure at its own expense. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least [***] ([***]) days before the cancellation or non-renewal of such insurance.

ARTICLE 10

CONFIDENTIALITY AND PROTECTION OF PERSONAL DATA

10.1 Confidentiality. Each Party agrees that, during the Term and thereafter for so long as they remain confidential, it shall keep, and shall have kept its Affiliates and Licensees, any Confidential Information furnished to it or its Affiliate or its Licensees by the other Party or its Affiliate or Licensee pursuant to this Agreement confidential and shall not use, and shall have not use its Affiliates or Licensees, for any purpose other than as provided for in this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties. In the event that Confidential Information is part of Technology which is jointly owned by the Parties then such Confidential Information shall be jointly owned Confidential Information of the Parties and such jointly owned Confidential Information of the Parties shall be deemed for each Party to be furnished to it or its Affiliate or its Licensees by the other Party and shall constitute Prometheus Technology and Falk Technology accordingly. The foregoing confidentiality and non- use obligations do not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party or its Affiliate;

(b) was generally available to the public at the time of its disclosure to the receiving Party or its Affiliate;

(c) became generally available to the public after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement; or

(d) was disclosed to the receiving Party or its Affiliate by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party or its Affiliate.

10.2 Authorized Disclosure. Notwithstanding the obligations set forth in Article 10.1, a Party or its Affiliate may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, attorneys, or accountants on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use no less stringent than those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use; or

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or other order.

Notwithstanding the foregoing, if a Party or its Affiliate is required to make a disclosure of the other Party’s Confidential Information pursuant to Article 9.2(a) or Article 9.2(d), such Party shall promptly notify the other Party of such required disclosure and, upon the other Party’s request, such Party and its Affiliates shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure. In addition to the foregoing, whenever a Regulatory Authority requires, due to transparency policies or for other reasons, the public disclosure of Confidential Information of the other Party (including but not limited to jointly owned Confidential Information) the Party concerned shall be responsible for the redaction of such Confidential Information as required to protect personal data and the Confidential Information to the extent permitted by such Regulatory Authority.

10.3 Publication. The Parties shall ensure that all publications, and other forms of public disclosure such as abstracts and presentations, of results of joint development work carried out under this Agreement (each of the foregoing, a “Publication”) comply with the strategy established by the JSC pursuant to Article 3.1(a)(i). A Party that wishes to publish or present the results of the joint development work carried out under this Agreement (“Publishing Party”) must provide the other Party with a reasonable opportunity to review such publication or presentation prior to publication, but in no case less than [***] ([***]) days before its intended submission for publication or presentation. The Publishing Party may not submit for publication, publish or present a Publication without such opportunity for prior review by the other Party, except to the extent required by applicable Laws. The Publishing Party shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of the other Party’s Confidential Information from the proposed Publication. In addition, the Publishing Party shall delay the submission for a period of up to [***] ([***]) days if the other Party can demonstrate reasonable need for such delay to prepare and file a patent application for which it has prosecution control pursuant to this Agreement. The Publishing Party shall provide the other Party with a copy of the manuscript, abstract or presentation at the time of the submission or presentation, as applicable. The Publishing Party agrees to acknowledge the contributions of the other Party in all publications, as scientifically appropriate.

10.4 Publicity; Terms of Agreement.

(a) The Parties agree that the financial terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Article 10.4.

(b) The Parties shall make a joint public announcement of the execution of this Agreement, including a press release in a form mutually agreed by the Parties, which will be issued on or promptly after the Effective Date.

(c) After release of such press release, if either Party or its Affiliate desires to make a public announcement concerning the material terms of this Agreement, or any clinical or regulatory announcements, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided), such approval not to be unreasonably withheld. A Party commenting on such a proposed announcement shall provide its comments, if any, within [***] ([***]) Business Days after receiving the announcement for review, or such shorter period as may be reasonably required in order for the proposing Party to comply with any applicable deadline for making such announcement (as such deadline is communicated by the proposing Party to the commenting Party). In addition, where required by applicable Laws, including regulations promulgated by applicable security exchanges, such Party or its Affiliate may make a press release announcing the achievements of Regulatory Approvals in their respective Territory as they occur or any other material event with respect to this Agreement or the Parties’ performance thereof, subject only to the review procedure set forth in the preceding sentence; provided that the review period will be reduced to [***] ([***]) Business Days (or such shorter period as may be reasonably required in order for the proposing Party to comply with any applicable deadline for making such press release, as such deadline is communicated by the proposing Party to the commenting Party) if the deadline for making such disclosure is [***] ([***]) or fewer Business Days after such achievement or event. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold, condition, or delay its consent to disclosure of the information that the relevant Regulatory Approval has been achieved or material event has occurred. Neither Party nor their Affiliates are required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party or its Affiliate, or by the other Party or its Affiliate, in accordance with this Article 9.4, if such information remains accurate as of such time.

10.5 Prior Confidentiality Agreements. Any prior confidentiality agreements between the Parties shall be superseded by this Agreement; provided that all Information disclosed by a Party or its Affiliate to the other Party or its Affiliate pursuant to any prior confidentiality agreements shall be deemed such Party’s Confidential Information disclosed hereunder and the other Party shall and its Affiliates and disclosees will have the confidentiality, non-use and non-disclosure obligations set forth in this Article 10 with respect to such Confidential Information.

10.6 Return of Confidential Information. Except as otherwise set forth in this Agreement, upon termination or expiration of this Agreement, the receiving Party will promptly return all of the disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one copy for its legal files. However, any fully paid-up license and right to Information relating thereto remains unaffected.

10.7 Unauthorized Use. If either Party becomes aware or has Knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.

10.8 Exclusive Property. All Confidential Information is the sole and exclusive property of the disclosing Party and the permitted use thereof by the receiving Party for purposes of its performance hereunder will not be deemed a license or other right of the receiving Party to use any such Confidential Information for any other purpose. However, the provisions of this Agreement regarding joint rights in Technology remain unaffected.

The Parties acknowledge and agree that each of Prometheus and Falk, respectively, alone determines the purposes and means of the processing of personal data to be carried out by it, and thus that each Party is the controller in respect of its own processing of personal data and not a processor which process personal data on behalf of the other Party. Consequently, each Party is itself responsible to comply with the obligations as a controller under applicable data protection legislation. Each Party acknowledges that in respect of any Product Data supplied to it by the other Party, it shall comply in all material respects with the applicable requirement of the protection of personal data including pseudonymized raw data. In particular, the EU Standard contractual clauses for the transfer of personal data from the EU member States to third countries (controller to controller transfers) as outlined in Exhibit H shall apply.

ARTICLE 11

TERM AND TERMINATION

11.1 Term.

(a) Commencement of the Term. This Agreement becomes effective on the Effective Date.

(b) Term. Unless sooner terminated as specifically provided in this Agreement, this Agreement continues in effect on a country-by-country basis and Product by Product basis until the later of: (i) the expiration of the last Valid Claim of any patent of the Prometheus Technology or Falk Technology that Covers such Product in such country; (ii) ten (10) years after the First Commercial Sale of such Product in such country; or (iii) expiration of Regulatory Exclusivity, in such country arising from the first Regulatory Approval granted for such Product (the “Term”).

(c) Effect of Expiration of Term. Upon expiration of the Term of this Agreement as set forth in Article 11.1(b), on a country-by-country basis and Product-by-Product basis any licenses granted to the Parties hereunder shall convert to perpetual, irrevocable, fully paid-up, non-exclusive licenses. Each Party shall be entitled on a country-by-country basis and Product-by-Product basis to Develop, or have Developed, manufacture or have manufactured, Commercialize or have Commercialized the Licensed Compound and Products on a non-exclusive basis, either by itself or through its Affiliates or sub-licensees, under the Falk Technology and the Prometheus Technology free of any further payment to the other Party.

11.2 Termination.

(a) Termination by Falk. In addition to the rights of termination provided for elsewhere in this Agreement, Falk shall have the right to terminate this Agreement, unilaterally and without cause, by written notice to Prometheus at any point in time without further compensation or penalty upon [***] months’ prior written notice to Prometheus, provided that where Prometheus incurs costs related specifically and solely to Falk’s Development for or Commercialization in the Falk Territory or costs related specifically and solely to the manufacture of Licensed Compound or Product specifically and solely for the Falk Territory, Prometheus shall provide Falk with an appropriate invoice for such costs and Falk shall pay Prometheus and Article 4.3 shall apply in this case. During the [***] period set forth in this Article 11.2(a), Falk will work with Prometheus to ensure a smooth transition and winding down of any work or activities under the Development Plan and this Agreement.

(b) Termination due to Regulatory Authority Action or Compelling Reason. In addition to the rights of termination provided for elsewhere in this Agreement, a Party shall be entitled forthwith to unilaterally terminate this Agreement by written notice to the other Party if: (i) Regulatory Approval for a Product is terminated or suspended in a Key Country, (ii) a Regulatory Authority directs or requests discontinuance of Development, manufacturing or Commercialization of the Licensed Compound or a Product in a Key Country for a period in excess of [***] ([***]) months, or (iii) after review and consultation with qualified scientific, technical and clinical experts, the continuing Development, manufacturing, or Commercialization of the Licensed Compound or a Product is no longer scientifically viable or clinically sound. As long as Regulatory Approval for a Product is terminated or suspended in a Key Country or a Regulatory Authority directs or requests discontinuance of Development, manufacturing or Commercialization of the Licensed Compound or a Product in a Key Country, the affected Party’s obligations under this Agreement with respect to Development, manufacturing or Commercialization of the Licensed Compound or a Product are suspended. For clarity, in the event of termination under this Article 11.2(b), Article 8 and Article 9 shall remain unaffected.

(c) Effect of Termination under Article 11.2. In the event of termination of this Agreement by Falk pursuant to Article 11.1(a) or by a Party pursuant to Article 11.2(b), all licenses granted to the terminating Party under this Agreement shall cease and be automatically assigned and transferred for the remainder of the Term and thereafter to the other Party, as applicable, and the other Party shall have access to the terminating Party´s Technology. The terminating Party shall cease to make any use of the other Party’s Technology. To the extent that the other Party elects to Develop, manufacture, or Commercialize the Licensed Compound or a Product in the Field in the terminating Party´s Territory Article 5.4 or 5.5, as applicable, shall apply accordingly, i.e., in the event Prometheus is the terminating Party, then Falk shall continue to pay royalties according to Article 5.4 and in the event Falk is the terminating Party then Prometheus shall continue to pay royalties according to Article 5.5. In the event a Party terminates this Agreement pursuant to 11.2(b), the obligation of that Party to co-funding Development according to Article 5.2 shall also be terminated, provided that any costs incurred at the time of such termination shall be shared. The terminating Party shall, at its own cost and as subject to any requirements of applicable Law, at no additional charge and at the other Party´s request provide the other Party with Regulatory Materials, a full and accurate copy of all study reports, data, including safety data, results, findings and other information generated by or on behalf of, or owned and controlled by the terminating Party (including any patient data) in connection with the Program or otherwise under this Agreement, along with the right to access and use such data without obtaining any additional consents.

(d) Option to Purchase the other Party´s Technology. Upon termination of this Agreement pursuant to Article 11.3(a) or Article 11.3(b), the terminating Party shall have at the option to purchase from the other Party the other Party´s ownership share of any jointly-owned Prometheus Technology or Falk Technology, as applicable, at a fair market value price to be either

(i) negotiated and determined in good faith by the Parties within [***] ([***]) Business Days following the receipt of the other Party´s notice of the exercise of such option by the terminating Party or, after such [***] ([***]) Business Days, (ii) determined by a neutral arbitrator or otherwise independent third party in accordance with Article 12.1. The notice of the exercise of such option must be made in writing. The terminating Party´s ownership share of any jointly-owned Prometheus Technology and Falk Technology shall be assigned and transferred automatically at the receipt of the other Party´s written notice of the exercise of such option by the terminating Party without any further action and the other Party´s obligation to pay royalties shall cease and Article 6.1(c) shall apply accordingly. The terminating Party shall pay the price for the other Party´s ownership share of any jointly-owned Prometheus Technology and Falk Technology as determined by either the Parties or by a neutral arbitrator or otherwise independent third party in accordance with Article 12.1 within [***] ([***]) Business Days following such determination.

11.3 Termination due to Breach or Bankruptcy. In addition to the rights of termination provided for elsewhere in this Agreement, a Party will be entitled forthwith to terminate this Agreement by written notice to the other Party due to breach or bankruptcy subject to the following provisions:

(a) Breach. A Party (the “Non-Breaching Party”) will be entitled forthwith to terminate this Agreement by written notice to the other Party if the other Party commits any material breach of any of the obligations and provisions of this Agreement (the “Breaching Party”), and in the case of a breach capable of cure or remedy, fails to cure or remedy such breach within [***] days after receipt of a written notice sent by the Non-Breaching Party providing details of the breach in reasonable detail and requiring it to be remedied (the “Default Notice”) or within [***] ([***]) days after receipt of such Default Notice if such material breach is solely based on the Breaching Party’s failure to pay any amounts due hereunder. For the purposes of this Article 11.3(a), a breach will be considered capable of cure or remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence). If a Party provides a Default Notice to the Breaching Party pursuant to this Article 11.3(a) as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor, either Party has referred the matter to arbitration pursuant to Article 12.1, in either case where the Breaching Party is in good faith disputing such basis for termination pursuant to this Article 11.3(a), then (i) such cure period will be suspended and (ii) this Agreement will not terminate, unless and until such senior executives resolve the dispute or the arbitrator issues a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier). If the arbitrator issues a final ruling or award upholding such basis for termination, then the cure period will resume, and the Breaching Party will have the remainder of the cure period to cure the material breach. If the material breach is so cured within the remainder of the cure period, then this Agreement will remain in full force and effect, otherwise this Agreement will terminate. If the arbitrator issues a final ruling rejecting such basis for termination, then this Agreement will remain in full force and effect.

(b) Bankruptcy of the other Party. A Party will be entitled forthwith to terminate this Agreement by written notice to the other Party if the other Party goes into liquidation (including bankruptcy but except for liquidations outside bankruptcies for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement, to the extent otherwise permitted hereunder).

(c) Effect of Termination due to Breach or Bankruptcy. In the event of a termination of this Agreement by a Party pursuant to either Article 11.3(a) or Article 11.3(b), all licenses and other rights of the terminating Party granted under this Agreement shall be maintained and automatically extended as may be required to continue to Develop, manufacture and Commercialize Licensed Compound and Products in the Territory for the remainder of the Term and thereafter. Any licenses hereunder granted to the Breaching Party or the Party involved in liquidation or bankruptcy proceedings, as applicable, shall terminate upon the effective date of termination and the Breaching Party or the Party involved in liquidation or bankruptcy proceedings, as applicable, shall cease to make any use of the Prometheus Technology and the Falk Technology as of such date. The obligation of each Party to the co-funding of the Development according to Article 5.2 as well as Article 8 and Article 9 shall remain unaffected. At the request of the terminating Party, the Breaching Party or the Party involved in liquidation or bankruptcy proceedings, as applicable, shall promptly transfer to the terminating Party all Regulatory Materials, study reports, data, including safety data, results, findings and other information generated under the Agreement and transfer all of the rights, title and interest to any Intellectual Property (to the extent not already assigned) that is necessary or desirable to continue Development, manufacturing or Commercialization of the Licensed Compound and of Products. With regard to royalties and milestone payments under Article 5, the obligations of the Party that terminates this Agreement per Article 11.3(a) or Article 11.3(b) shall survive termination and only terminate upon expiration of the Term, however, any such royalties or milestone payments shall be placed in a joint escrow account until damages (if any) which may be payable by the other Party to the terminating Party arising from Article 8 or Article 9 are determined and, if applicable, offset. Any royalties or other payments due and payable to the other Party by the terminating Party may be offset by any such damages, if applicable. Falk shall, in accordance with this Article 11.3(c) and Article 8.3, be permitted to offset any fees and payments paid by Falk to ATX pursuant to the subsequent License Agreement with ATX as contemplated in the side letter agreement between Falk and ATX set forth in Exhibit C and Falk shall be permitted to offset any fees and payments due to CSMC and any consulting fees due to the CSMC Inventors pursuant to the subsequent Exclusive License Agreement with CSMC and the subsequent Consulting Agreements with the CSMC Inventors as contemplated in the side letter agreement set forth in Exhibit E. As far as the terminating Party elects to Develop, manufacture, or Commercialize the Licensed Compound or a Product in the Field in the other Party´s Territory Article 5.4 or 5.5, as applicable, shall apply accordingly, i.e., in the event Falk is the terminating Party then Falk shall pay royalties according to Article 5.4 and in the event Prometheus is the terminating Party then Prometheus shall pay royalties according to Article 5.5.

11.4 Survival. Upon termination or expiration of this Agreement obligations and rights of a Party that expressly or by nature shall survive any termination or expiration of this Agreement will survive any termination or expiration of this Agreement. In particular, termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued before the date of termination or expiration. Notwithstanding anything to the contrary, in particular the following provisions will survive any expiration or termination of this Agreement: Article 4.9 (Pharmacovigilance), Article 5 (Compensation), Article 6 (Intellectual Property), Article 9 (Indemnification), Article 10 (Confidentiality), Article 11 (Term and Termination), Article 12 (Dispute Resolution) and Article 13 (Miscellaneous).

ARTICLE 12

DISPUTE RESOLUTION

12.1 Arbitration. In the event of any disputes, controversies or differences between the Parties (except for disputes arising from the JSC, which will be handled pursuant to Article 11.2 and only handled pursuant to this Article 12.1 as provided in Article 12.2), arising out of, in relation to, or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Agreement a (“Dispute”), then upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts include at least [***] in-person meeting between the Executive Officers of each Party. If the Dispute is not resolved within [***] ([***]) days following the written request for amicable resolution, then either Party may then initiate arbitration under this Article 11.1. Any Dispute that the Parties do not resolve through amicable resolution will be finally settled by binding arbitration administered by the International Chamber of Commerce (ICC) under the ICC Rules of Arbitration by one or more arbitrators appointed in accordance with the said Rules. The language of the arbitration will be English, and the Parties agree that the place of such arbitration shall be London, England in the United Kingdom of Great Britain and Northern Ireland. Judgment on the award may be entered in any court having jurisdiction. Except as may be required by law, neither Party may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

12.2 JSC Disputes. With respect to disputes arising from matters delegated or referred to the JSC pursuant to the terms of this Agreement, each of the Parties shall have the right, at any time after good faith efforts have failed to resolve a deadlock of the JSC, to request review of such matter by an Executive Officer of each of the Parties (“Executive Review”). A Party shall exercise its right to request Executive Review by providing a written notice to the other Party. The Executive Officers of each Party shall meet within [***] ([***]) days of the day such notice is delivered to the Parties, and shall engage in good faith efforts to resolve the deadlock. Within [***] ([***]) days of such meeting, the Executive Officers shall provide notice to the Parties stating whether they have been able to resolve the deadlock, and the nature of their decision if they have resolved the deadlock. Any such decision shall be binding on the Parties and the JSC.

12.3 Equitable Relief. Notwithstanding Articles 11.1 and 11.2, each Party acknowledges that its breach of Article 9 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated by damages in an action at law. By reason thereof, each Party agrees that the other Party may, in addition to any other remedies it may have under this Agreement or otherwise, seek preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to prevent or curtail any actual or threatened breach of Article 9 that is reasonably likely to cause it irreparable harm. In addition, notwithstanding Articles 11.1 and 11.2, to the fullest extent provided by Law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Article 11.1.

12.4 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof are governed by and construed under the laws of the Federal Republic of Germany without giving effect to any choice of law principles that would require the application of the laws of a different country.

12.5 Patent and Trademark Disputes. Notwithstanding Article 12.1, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent or trademark rights covering the manufacture, use, importation, offer for sale or sale of Product will be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement, including any Exhibits hereto, and any other documents delivered pursuant hereto or thereto sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and thereto and their Affiliates with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and the Development Plan. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2 Force Majeure. The performance by either Party of its respective obligations under this Agreement will be excused during the period of time that such performance is delayed or prevented in whole or in part by acts of God, fire, floods, storms, explosions, epidemics, war, act or threat of terrorist activity, emergency, civil disorder, strikes, lockouts or other labor difficulties or shortages, or the like. (each such event, a “Force Majeure Event”). A Party whose performance is affected by a Force Majeure Event shall give the other Party prompt notice of the occurrence of such event, and shall use Commercially Reasonable Efforts to remove the cause of such event and to resume performance hereunder. If a Force Majeure Event prevents a Party from performing hereunder for more than [***] ([***]) calendar days, the other Party shall have the right to terminate this Agreement upon notice to the Party whose performance is affected.

13.3 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Article 13.3, and will be deemed to have been given for all purposes (a) when received, if hand-delivered, (b) when received if sent by confirmed electronic mail or facsimile (or otherwise on the next succeeding Business Day after being sent if not so confirmed) so long as such notice is followed by a timely confirmation copy mailed by first class certified or registered airmail, postage prepaid, return receipt requested or sent by a reputable courier service, or (c) on the date of receipt by the recipient thereof if received prior to 5:00 pm in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day), if mailed by first class certified or registered airmail, postage prepaid, return receipt requested or sent by a reputable courier service.

If to Prometheus:

PROMETHEUS BIOSCIENCES, INC.

9410 Carroll Park Dr.

San Diego, CA 92121

USA

Attn:	Chief Scientific Officer

With copy (which shall not constitute notice) to:    General Counsel

If to Falk:

DR. FALK PHARMA GMBH

Leinenweberstraße 5

79108 Freiburg im Breisgau

Germany

Attn:	Managing Director, Medicines & Pharmaceutics

13.4 No Strict Construction; Interpretation; Headings. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders. The word “or” is used in the disjunctive sense and the word and is used in the conjunctive sense. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any applicable Laws will be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references to Articles or Exhibits will be construed to refer to Articles and Exhibits to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, and (viii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. The headings of each Article and Article in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Article. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

13.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. For the avoidance of doubt, the foregoing sentence also applies to a Party´s ownership share of any jointly-owned Prometheus Technology and Falk Technology and also applies to an assignment or transfer to an Affiliate of a Party. Any successor or assignee of rights or obligations permitted hereunder will, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Article 13.5 is null, void and of no legal effect. This Article 13.5 does not apply to share deals regarding the transfer of shares of a Party and this Agreement does not contain a clause regarding a change of control.

13.6 Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held to be invalid, illegal, or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Law.

13.7 No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition or part, nor will it forfeit any rights, power or privilege to future enforcement thereof. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

13.8 Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party shall act solely as an independent contractor, and nothing in this Agreement gives either Party the power or authority to act for, bind, or commit the other Party in any way. This Agreement is not a partnership agreement. Nothing in this Agreement will be construed to establish a relationship of partners or joint ventures between the Parties. The relationship between Falk and Prometheus does not constitute a partnership, joint venture, or agency. Neither Falk nor Prometheus shall make any statements, representations, or commitments of any kind, or to take any action that is binding on the other, without the prior consent of the other Party to do so.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in AdobeTM Portable Document Format (“PDF”) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

13.10 Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

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IN WITNESS WHEREOF, the Parties hereto have caused this License and Development Agreement to be executed by their duly authorized officers as of the Effective Date.

PROMETHEUS BIOSCIENCES, INC.		DR. FALK PHARMA GMBH

By:	/s/ Mark C. McKenna	By:	/s/ Philipp Argast

Name:	Mark C. McKenna	Name:	Philipp Argast

Title:	CEO	Title:	CFO

By:	/s/ Christopher Slavinsky	By:

Name:	Christopher Slavinsky	Name:

Title:	General Counsel & Secretary	Title:

EXHIBIT A

- [***] -

[***]

EXHIBIT B

- ATX Agreement -

EXHIBIT C

- Side Letter Agreement between Falk and ATX-

- Side letter agreement between ATX and Falk -

Alloy Therapeutics, LLC, a Delaware Limited Liability Corporation with offices located at 44 South Main Street, 2nd Floor, Hanover, NH, 03755 (“ATX”) and a wholly owned subsidiary of the Alloy Therapeutics Inc., a Delaware corporation with offices located at 44 Hartwell Avenue, Lexington, MA 02421, U.S., USA, and

Dr. Falk Pharma GmbH, a German corporation registered with the Commercial Register of the Amtsgericht Freiburg under HRB 3266 and having offices at Leinenweberstraße 5, 79108 Freiburg im Breisgau, Germany (“Falk”);

Hereby enter into this side letter agreement with respect to the License Agreement dated March 18, 2020 and entered into by and between ATX and Prometheus Biosciences, Inc. a Delaware Corporation (file number 6193517) and having a principle place of business at 9410 Carroll Park Dr., San Diego, CA 92121, USA (“License Agreement”):

1.

In the event of an early termination of the License Agreement according to Section 10.2, 10.3, 10.4, 10.5 of the License Agreement or in any other case of an early termination of the License Agreement, ATX will timely notify Falk, in writing, of such an early termination and any and all past due financial obligations which are due from Prometheus to ATX LLC as of the effective date of such early termination (“Termination Notice”).

2.

Upon receipt of a Termination Notice from ATX, Falk shall have the right, for a period of [***] ([***]) days, to enter into a license agreement with ATX for any Partnered Antibody Programs relating to PR600 and funded by Falk on substantially similar terms as set forth in the License Agreement to enable the transition of the activities of Prometheus to Falk. Falk may accept the offer of ATX only within [***] after the notification of Falk by ATX of an early termination of the License Agreement and of any payments made by Prometheus to ATX under the License Agreement reducing the payment obligations provided for in the License Agreement. ATX agrees that it will not hold Falk liable for any duty of Prometheus under the License Agreement. For the avoidance of doubt, Falk shall be responsible only for any fees and payments as such payments relate to PR600 and upon execution of a license agreement with ATX. Notwithstanding the foregoing, any past due financial obligations due from Prometheus to ATX as stated in the Termination Notice shall be cured before Falk may enter into a license agreement with ATX.

3.

All notices, including Termination Notices, and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when sent, if sent by electronic mail, provided the electronic mail receipt is promptly confirmed by telephone or electronic mail, (b) when delivered, if delivered personally to the intended recipient and (c) three days following sending by overnight delivery via a reputable international courier service that maintains record of receipt and, in each case, addressed to a Party at the following address for such Party.

If to ATX:

Alloy Therapeutics, LLC c/o Ulysses Diversified Holdings

44 South Main Street, 2nd Floor

Hanover, NH 03755

USA

Attention: [***]

Email: [***]

with copy to (which shall not constitute notice):

Attention: [***]

Email: [***]

If to Falk:

Dr. Falk Pharma GmbH

Leinenweberstraße 5

79108 Freiburg im Breisgau

Germany

Attn: Managing Director, Medicines & Pharmaceutics

4.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws and regulations of the State of New York, as well as United States federal law and regulations, without giving effect to any conflicts of laws principles. Any legal suit, action or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York, in each case located in the State of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives any objection based on inconvenient forum or lack of personal jurisdiction. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

Alloy Therapeutics, LLC		Dr. Falk Pharma GmbH

Date:	7/29/2020	Date:	30 July 2020

/s/ [Name Illegible]		/s/ Philipp Argast
(Name, title)		(Name, title)

CEO		Philipp Argast, CFO
(Name, title)		(Name, title)

EXHIBIT D

- CSMC Agreement (Extract) -